EXHIBIT 10 (xxxviii)

SUPPLEMENTARY AGREEMENT
BY AND AMONG
SHANDONG CHENGSHAN TIRE COMPANY LIMITED BY SHARES
COOPER TIRE INVESTMENT HOLDING (BARBADOS) LTD.
JOY THRIVE INVESTMENTS LIMITED
CHENGSHAN GROUP COMPANY LIMITED
CTB (BARBADOS) INVESTMENT CO., LTD.

Date: October 27, 2005

TABLE OF CONTENTS

1.	Interpretation	1
2.	Capital Contribution	2
3.	Transfer of Equity Interests	2
4.	Sale of Cooper Branded Products	3
5.	Non-Compete	3
6.	Transfer of Intellectual Property	4
7.	Purchase of Inventory	5
8.	Pricing Adjustment	6
9.	Restrictions on the CST	6
10.	Tire Business Expansion	6
11.	Breach of Agreement	6
12.	Confidentiality	6
13.	Effectiveness and Termination	7
14.	Dispute Resolution	7
15.	Governing Law	7
16.	Miscellaneous	7

Schedule 1	Description of land and buildings (TO BE CONTRIBUTED BY CST)	11
Part 1	Land Use Right	11
Part 2	Buildings with Building Ownership Certificates	13
Part 3	Buildings without Building Ownership Certificates	15
Schedule 2		16
Part 1	Equity Transfer/Pledge Rules	16
Part 2	Qualified Lenders as selected by SPV BArbados	18
Schedule 3	Policies For Sale Of Cooper Branded Products	19

SUPPLEMENTARY AGREEMENT
This Supplementary Agreement (this “Agreement”) is entered into as of this 27th day of October 2005, by and among the following:
(1)	SHANDONG CHENGSHAN TIRE COMPANY LIMITED BY SHARES (“CST”), a company limited by shares duly organized and existing under the laws of the People’s Republic of China (“China” or “PRC”) with its legal address at No. 98, Nanshan Road North, Rongcheng City, Shandong Province, PRC;
(2)	COOPER TIRE INVESTMENT HOLDING (BARBADOS) LTD. (“SPV Barbados”), a company duly organized and existing under the laws of Barbados with its legal address at Whitepark House, White Park Road, Bridgetown, Barbados;
(3)	JOY THRIVE INVESTMENTS LIMITED (“SPV BVI”), a company duly organized and existing under the laws of British Virgin Islands with its legal address at P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands;
(4)	CHENGSHAN GROUP COMPANY LIMITED (“CSG”), a limited liability company registered and incorporated under the laws of the PRC with its registered address at No. 98, Nanshan Road North, Rongcheng City, Shandong Province, PRC; and
(5)	CTB (BARBADOS) INVESTMENT CO., LTD. (“CTB BARBADOS”), a company duly organized and existing under the laws of Barbados with its legal address at Chancery House, High Street, Bridgetown, Barbados, W. I.
(Each party is hereinafter individually referred to as a “Party” and collectively as the “Parties”.)
WHEREAS, CST, SPV Barbados and SPV BVI have executed two (2) Sino-foreign equity joint venture contracts (the “JV Contracts”) on the date of this Agreement for the joint establishment of Cooper Chengshan (Shandong) Tire Company Ltd. and Cooper Chengshan (Shandong) Passenger Tire Company Ltd. (the “JVs”);
WHEREAS, the Parties agree that the JVs should merge as soon as practicable;
WHEREAS, the JVs have entered into two (2) asset purchase agreements with CST (the “Asset Purchase Agreements”) to acquire the assets and business of CST;
WHEREAS, CTB Barbados and CSG have executed a Sino-foreign equity joint venture contract (the “Steel Cord JV Contract”) for the establishment of Cooper Taiji (Shandong) Steel Cord Company Ltd. (the “Steel Cord JV”);
WHEREAS, to facilitate the cooperation in connection with the above contemplated transactions, the Parties have been contemplating certain terms and conditions supplementary to the relevant arrangements, covenants and undertakings agreed upon among the Parties.
NOW, THEREFORE, in consideration of the agreements set forth herein, the adequacy of which hereby is acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.	Interpretation

Terms and expressions defined in or construed for the purposes of the JV Contracts and Asset Purchase Agreement shall have the same meanings or be construed in the same manner when used in this Agreement, unless otherwise specifically referred to in this Agreement.

2.	Capital Contribution
2.1	CST shall contribute all of the land use rights and buildings free of all liens and encumbrances to the JVs, as detailed in Schedule 1 of this Agreement, representing thirty five percent (35%) of the Registered Capital of the JVs respectively.
2.2	CST, SPV Barbados and SPV BVI hereby agree that their capital contributions to the JVs are conditional upon satisfaction of the following conditions:
(a)	the Supplementary Contracts have been executed by the parties to the JV Contracts and ratified by the Board pursuant to Article 7.4 of the JV Contracts;

(b)	all parties to the JV Contracts have obtained corporate approvals in respect of the JV Contracts and Supplementary Contracts from their respective board of directors and/or shareholders assembly as may be necessary;

(c)	the conditions precedent stipulated in Article 5 of the Asset Purchase Agreements have been fully satisfied; and

(d)	the approvals have been issued as required by the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976 and any other appropriate governmental authority.
3.	Transfer of Equity Interests
3.1	CST, SPV Barbados and SPV BVI hereby agree to be bound by the detailed rules set forth in Schedule 2 attached hereto, which rules are to implement the transfer of their equity interests in the JVs.
3.2	CST and SPV BVI shall have the right (but not the obligation) to sell, and SPV Barbados shall have the obligation to buy, SCT and SPV BVI’s Percentage Interests in the JVs during the period commencing from January 1, 2009 until December 31, 2011 (the “Exercise Period”), at a price equal to the greater of:
(a)	Sale Price = {A + [(B x C) x (1 - D) - A] x (1 - E)} x F; or

(b)	A x F.
     For purpose of the above formulas:
      A = Agreed-upon value of CST (US$128,000,000)
      B = Average net income of the JVs during the three (3) trailing years
      C = Agreed PE multiple (10)
      D = Liquidity discount (20%)
      E = Discount for SPV Barbados’s added value (20%)
      F = Percentage Interests of CST and SPV BVI (49%)
The Parties agree that any income tax of the JVs exempted or reduced in accordance with applicable PRC tax laws and regulations shall be inputted in the calculation of the average net income during the three (3) trailing years as set out in item B above as though such income tax exemption or reduction were not available.

CST, SPV Barbados and SPV BVI hereby agree to exercise the right and obligation stated in this Article 3.2 in accordance with one of the following schedules:

(i)	CST and SPV BVI shall have the right to sell in one lump sum the entire part of their Percentage Interests in both JVs to SPV Barbados during the Exercise Period, provided that as long as either of them exercises such right, both of them shall sell the entire part of their Percentage Interests in both JVs; or

(ii)	CST and SPV BVI to sell one third (1/3) of their Percentage Interests in both JVs to SPV Barbados in 2009, to sell one third (1/3) of their Percentage Interests in both JVs to SPV Barbados in 2010, and to sell remaining one third (1/3) of their Percentage Interests in both JVs to SPV Barbados in 2011; or

(iii)	CST and SPV BVI to sell half (1/2) of their Percentage Interests in both JVs to SPV Barbados in 2010, and to sell the other half (1/2) of their Percentage Interests in both JVs to SPV Barbados in 2011.
3.3	Upon the completion of the transfer as referred to in Article 3.2, CTB Barbados shall have the right (but not the obligation) to, and CSG shall have the obligation to buy, the entire part of CTB Barbados’ Percentage Interest in the Steel Cord JV during the period commencing from January 1, 2009 until December 31, 2011, at a price equal to the greater of:
(a)	Sale Price = {A + [(B x C) x (1 - D) - A]} x E; or

(b)	A x E.
For purpose of the above formulas:
      A = Agreed-upon value of Rongcheng Chengshan Steel Cord Company Ltd. (US$[25,600,000])
      B = Average net income of the Steel Cord JV during the three (3) trailing years
      C = Agreed PE multiple (10)
      D = Liquidity discount (20%)
      E = Percentage Interest of CTB Barbados (25%)
The Parties hereby agree that any income tax of the Steel Cord JV exempted or reduced in accordance with applicable PRC tax laws and regulations shall be inputted in the calculation of the average net income during the three (3) trailing years as set out in item B above as though such income tax exemption or reduction were not available.
4.	Sale of Cooper Branded Products

CST, SPV Barbados and SPV BVI hereby acknowledge that the tire products to be produced by the JVs and branded with the trademarks belonging to Cooper to be licensed to the JVs (the “Cooper Branded Products”) will be merely sold to and distributed by Cooper or its Affiliates. Subject to the approval by the Board of the JVs, the Cooper Branded Products will be sold to Cooper or its Affiliate at a price equal to the formula set forth in the policies for sale of Cooper Branded Products attached as Schedule 3 hereto.

5.	Non-Compete
5.1	CST hereby specifically undertakes that it shall, and shall cause its Affiliates or related companies to, refrain from directly or indirectly engaging in, whether by itself or through any individual or entity, any activities that compete with any business or activities of the JVs anywhere in the PRC, except as otherwise provided in this Article 5, during the period when it holds any Interest in the JVs and for a period of five (5) years after it has ceased to hold any Interest in the JVs, provided, however, that CST shall have the right to sell its inventories under Customs control outside of China within nine (9) months from the date of the JV Contracts.

5.2	Without prejudice to the terms and conditions under this Article 5, in the event that SPV Barbados or any of its Affiliate contemplates an investment in Shandong Province in a tire manufacturing entity other than the JVs during the period of CST or its permitted successor holding any Interest of the JVs, SPV Barbados or its said Affiliate will consider and support in good faith and with every best effort the opportunity for CST or its permitted successor to participate in such investment, subject to the following conditions that:
(a)	SPV Barbados or its said Affiliate shall own majority percentage of such investment;

(b)	CST or its permitted successor shall use its own funds for such investment;

(c)	the extent of CST or its permitted successor’s participation in such investment shall be agreed upon by SPV Barbados or its said Affiliate, CST or its permitted successor and the said tire manufacturing entity where such investment will be made; and

(d)	the said investment of CST or its permitted successor shall originate from within the territory of China.
6.	Transfer of Intellectual Property
6.1	For purpose of this Article 6, “Intellectual Property” means all of the following which is owned by, issued to or licensed to CST in relation to the tire business of CST, along with all income, royalties, damages and payments due or payable at Closing or thereafter including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or re-examination thereof; trademarks, service marks, logos, trade names, internet domain names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works (including without limitation, web sites); and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, know-how, drawings, specifications, plans, proposals, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); information technologies (including, without limitation, software programs, data and related documentation); and all copies and tangible embodiments of the foregoing (in whatever form or medium).
6.2	The JVs desire to acquire, and CST wishes to sell, the Intellectual Property as defined in Article 6.1 at the consideration agreed upon by the CST and JVs, in the manner of, including without limitation to, the execution of a trademark assignment contract and a patent and know-how assignment contract between CST and JVs.
6.3	Except for disclosure, CST warrants, represents and undertakes to the JVs in respect of the Intellectual Property as to the matters set forth hereunder:
(i)	the Intellectual Property comprises all of the intellectual property rights necessary for the operation of the tire business as conducted by CST prior to the date hereof;

(ii)	CST owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property necessary for the operation of the tire business as conducted by it prior to the date hereof, free and clear of all liens, licenses, security interests, encumbrances and other restrictions;

(iii)	no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property in relation to the tire business of CST has been made, is currently outstanding or, is threatened and there are no grounds for the same;

(iv)	no loss or expiration of any part of the Intellectual Property in relation to the tire business of CST is pending or reasonably foreseeable;

(v)	CST has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property in relation to its tire business (including, without limitation, any demand or request that CST license any rights from a third party);

(vi)	CST has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and CST is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of its business as conducted by CST prior to the date hereof or as currently proposed to be conducted; and

(vii)	the transactions contemplated by this Agreement will have no effect on the CST’s right, title and interest in and to the Intellectual Property in relation to the tire business (except for its transfer to the JVs). CST has taken all necessary action, in its reasonable business judgment, to maintain and protect such Intellectual Property so as to not affect the validity or enforceability of the Intellectual Property. The owners of any Intellectual Property in relation to the tire business licensed to CST have taken all necessary and desirable action to maintain and protect that portion of the Intellectual Property subject to such licenses.
6.4	The Parties hereby also agree that the total amount of the JVs’ payment obligations under Article 5.1(b) of the Technical Assistance and Technology License Agreements entered into between Cooper Tire & Rubber Company (“Cooper”) and the JVs on October 27, 2005 (the “Cooper Technology License Agreements”) shall not exceed US$6,000,000 for any calendar year. In the event that the JVs are merged into a new company (the “New Co.”), the New Co. shall have the right to use the Cooper-licensed technologies under the Cooper Technology License Agreements and shall pay annually by quarterly payments to Cooper a royalty fee in the amount of (i) 0.5% of Net Sales Price (as such term defined in the Cooper Technology License Agreements) of the New Co.’s annual gross sales if such Net Sales Price is not more than RMB3,000,000,000; plus (ii) 1.6% of the amount in excess of RMB3,000,000,000 if such Net Sales Price is more than RMB3,000,000,000, provided that such royalty fee payment is up to a maximum of US$6,000,000 per calendar year.
7.	Purchase of Inventory
7.1	The JVs and CST have agreed that all the inventories owned by CST in connection with its tire business will be sold to the JVs by way of normal trade business at an estimated amount of Fifty Million United States Dollars (US$50,000,000), provided, however, that CST shall have the right to sell its inventories under Customs control outside of China and North America within nine (9) months from the date of the JV Contracts. The inventories shall be sold to the JVs at the price of the original cost of such inventories reduced by the increase in asset value of the Purchased Assets covered in the Asset Purchase Agreements as determined by the asset appraisal conducted in reference to the establishment of the JVs, and the valid value added tax invoices in connection with such sales which shall be issued by CST to the satisfaction of the JVs.
7.2	The JVs shall not be liable for any act, neglect or omission of CST in respect of any inventories purchased, and CST shall hold the JVs harmless and indemnified against any claim, expense, loss or damage arising from the purchase of any inventories, with the exception of expenses or losses covered by reserves established on the balance sheet as of the Closing Audit.
8.	Pricing Adjustment

CST and the JVs have agreed that upon Closing an audit of the balance sheet dated as of the Closing Date (the “Closing Audit”) shall be completed by an independent third party in accordance with the Chinese general accepted accounting principles (“GAAP”) and relevant PRC laws and regulations, the JVs shall not claim any compensation from CST as a result of balance sheet adjustments made to the Purchased Assets or Assumed Liabilities other than those described below as resulting from undisclosed information, untrue, inaccurate or incomplete information provided or items not in compliance with relevant PRC law. If CST has not disclosed some information which CST knows or should have known, or in the event some information CST has disclosed is not true, accurate or complete or is not in compliance with relevant PRC law, after the Closing Audit the JVs shall have the right to claim compensation from CST as a result of the adjustment due to the value change of the Purchased Assets or Assumed Liabilities.

9.	Restrictions on the CST

CST shall not, between the date of the Asset Purchase Agreement and Closing (except as may be expressly provided in the Asset Purchase Agreement) without the prior written consent of the JVs, incur or enter into any agreement or commitment involving any capital expenditure (including without limitation any leasing, hire purchase or other agreement or arrangement for payment on deferred terms) in relation to CST’s business in excess of RMB¥1,000,000 or a monthly accumulative amount of RMB¥8,000,000.
10.	Tire Business Expansion

After the formation of the JVs and provided that it is economically feasible to do so, with sufficient customer sales requirements, CST, SPV Barbados and SPV BVI shall agree to implement as soon as possible the new half steel radial tire project.

11.	Breach of Agreement

In the event that a breach of agreement committed by any Party to this Agreement results in the non-performance of or inability to fully perform this Agreement, the liabilities arising from the breach of agreement shall be borne by the Party in breach. In the event that the Parties commit a breach of agreement, each Party shall bear its individual share of the liabilities arising from the breach of agreement. Any breach of this Agreement by any Party’s Affiliate shall be deemed a breach by such Party.

12.	Confidentiality

12.1	The Parties undertake with each other that they shall treat as strictly confidential all information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of each Party and that it will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use its best endeavors to prevent the publication or disclosure of any such information.

12.2	The restrictions contained in Article 12.1 shall not prevent Parties from making any disclosure required by law or by any supervisory or regulatory or governmental body or from making any disclosure to any professional adviser for the purposes of obtaining advice, nor shall the restriction apply in respect of any information which comes into the public domain other than by a breach of this Article 12 by any Party.

13.	Effectiveness and Termination

13.1	Once signed by legally authorized representatives of each Party, this Agreement shall be effective as of the date first above written (“Effective Date”).

13.2	This Agreement shall expire or may be terminated if and when any of the JV Contracts or Asset Purchase Agreements expires or is terminated in accordance therewith. This Agreement may also be terminated by written consent of both Parties.

14.	Dispute Resolution

14.1	Any and all disputes, controversies or claims (the “Dispute”) arising out of or relating to the formation, validity, interpretation, implementation or termination of this Agreement, or the breach hereof or relationships created hereby shall be settled through friendly consultations. If a Dispute is not resolved through friendly consultations within thirty (30) days from the date a Party gives the other Parties written notice of a Dispute, then it shall be resolved exclusively and finally by arbitration in Hong Kong at the Hong Kong International Arbitration Center (“HKIC”) in accordance with the arbitration rules of the HKIC (the “HKIC Rules”) for the time being in force which rules are deemed to be incorporated by reference to this clause.

14.2	Any arbitration shall be heard before a tribunal consisting of three (3) arbitrators. Each side of the Dispute shall appoint one (1) arbitrator. The two (2) arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal. If the two arbitrators have not agreed on the choice of the presiding arbitrator, the presiding arbitrator shall be appointed by the Chairman of the HKIC. The language of the arbitration shall be English and Chinese. The arbitration shall be final and binding on the Parties, shall not be subject to any appeal, and the Parties agree to be bound thereby and to act accordingly. The award of the arbitration may be enforced by any court having jurisdiction to do so. Throughout any dispute resolution and arbitration proceedings, the Parties shall continue to perform this Agreement, to the extent practical, with the exception of those parts of this Agreement that are under arbitration. Except as otherwise determined by the arbitration tribunal, each Party shall be responsible for its expenses incurred in connection with resolving any Dispute, but the arbitration fees shall be borne by the losing side of the Dispute.

14.3	The Parties agree that in all agreements where the arbitration is in accordance with the arbitration rules of the HKIC, such arbitration shall be administered and conducted in accordance with the arbitration rules of the HKIC.

15.	Governing Law

The formation of this Agreement, its validity, interpretation, execution and any performance of this Agreement, and the settlement of any Disputes hereunder, shall be governed by published and publicly available laws, rules and regulations of the PRC, the applicable provisions of any international treaties and conventions to which PRC is a party, and, if there are no published or publicly available PRC laws, rules or regulations, or treaties or conventions governing a particular matter, by general international commercial practices.

16.	Miscellaneous

16.1	This Agreement is written and executed in a Chinese version and in an English version. Both language versions of this Agreement are of equal validity and effect.

16.2	In the event of discrepancy between this Agreement and the Joint Venture Contracts, Assets Purchase Agreements, Joint Venture Contract for steel cord and any other arrangements, understandings, commitments relevant to this Agreement, this Agreement shall prevail.

16.3	No delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have.

16.4	All notices or other communications under this Agreement shall be in writing and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Parties set forth below or to such other addresses or facsimile numbers as may be hereafter designated in writing on seven (7) days’ notice by the relevant Party. All such notices and communications shall be effective: (i) when delivered personally; (ii) when sent by telex, telefacsimile or other electronic means with sending machine confirmation; (iii) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) four (4) days after deposit with a commercial overnight courier, with evidence of delivery provided by the courier.

CST	Address:	No. 98, Nanshan Road North, Rongcheng City,
Shandong Province, PRC
	Tel:	0631-7523205
	Fax:	0631-7523888
	Attn:	Zhang Junquan

SPV Barbados	Address:	701 Lima Avenue
Findlay, Ohio, U.S.A. 45840
	Tel:	1-419-427-4757
	Fax:	1-419-831-6876
	Attn:	Mr. Hal Miller
	Copy to:	Mr. James Kline

SPV BVI	Address:	P.O. Box 957, Offshore Incorporations Center,
Road Town, Tortola, British Virgin Islands
	Tel:	00852-2526-8111
	Fax:	00852-2526-5322
	Attn:	Iris Yeung

CSG	Address:	No. 98, Nanshan Road North, Rongcheng City,
Shandong Province, PRC
	Tel:	0631-7523206
	Fax:	0631-7506826
	Attn:	Zhang Junquan

CTB Barbados	Address:	701 Lima Avenue
Findlay, Ohio, U.S.A. 45840
	Tel:	1-419-427-4757
	Fax:	1-419-831-6876
	Attn:	Mr. Hal Miller
	Copy to:	Mr. James Kline
16.5	If any provision of this Agreement should be or become fully or partially invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

16.6	No amendment or modification of this Agreement, whether by way of addition, deletion or other change of any of its terms, shall be valid or effective unless a variation is agreed to in writing and signed by authorized representatives of each of the Parties.
16.7	This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and permissible assignees.
16.8	This Agreement is executed in nine (9) original counterparts, each of which shall have equal effect in law.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement or has caused this Agreement to be executed by its duly authorized officer or officers as of the date first above written.

SHANDONG CHENGSHAN TIRE COMPANY LIMITED BY SHARES
By:	/s/ Che Hong-Zhi
	Name:	Che Hong-Zhi
	Title:	Chairman

COOPER TIRE INVESTMENT HOLDING (BARBADOS) LTD.
By:	/s/ Harold C. Miller
	Name:	Harold C. Miller
	Title:	Authorized Representative

JOY THRIVE INVESTMENTS LIMITED
By:	/s/ Stacey Wong
	Name:	Stacey Wong
	Title:	Authorized Representative

CHENGSHAN GROUP COMPANY LIMITED
By:	/s/ Che Hong-Zhi
	Name:	Che Hong-Zhi
	Title:	Chairman

CTB (BARBADOS) INVESTMENT CO., LTD.
By:
Name:
Title:

Schedule 1
DESCRIPTION OF LAND AND BUILDINGS (TO BE CONTRIBUTED BY CST)
Part 1
Land Use Right
(confirmed by Chengshan and only refer to tire business)

	Land Use Right	Area		Type of Land Use
No.	Certificate No.	(M 2)	Use	Right	Termination Date

1	13407	11,700	Cafeteria	Granted	2039.12.02

2	13408	48,913	Workshop for 300,000 unit bias tire	Granted	2038.09.21

3	13415	9,844	Mechanic workshop	Granted	2043.03.22

4	13416	19,933	Tube workshop	Granted	2042.12.02

5	13417	12,846	All-steel workshop	Granted	2022.04.24

6	13420	11,370	Workshop for 300,000 unit bias tire	Granted	2039.12.02

7	13421	186,373	Workshop for 1,000,000 unit all-steel tire,	Granted	2043.07.27
			all-steel workshop, rubber refining workshop
			(phase II), warehouse A, warehouse B, water
			pump workshop (phase II), air-compressor
			station (phase II), battery car garage,
			security guard room (phase II), carbon black
			warehouse (phase II), sub-station (phase II)

8	13422	13,000	All-steel workshop	Granted	2039.12.02

9	13423	2,198.8	/	Granted	2038.06.07

10	13529	117,731	Banburying workshop, carbon black warehouse,	Granted	2039.12.02
			switch board room, original laboratory,
			semi-steel radial tire workshop, small tire
			forming workshop, dynamic workshop, weighing
			room, de-oxygen station, boiler room, original
			mechanic workshop, warehouse, de-bagging room,
			fluidized bed furnace, carbon black

	Land Use Right	Area		Type of Land Use
No.	Certificate No.	(M 2)	Use	Right	Termination Date

			warehouse,
			semi-steel vulcanization, five store rooms,
			cogeneration, engineering tire workshop,
			original garage, mileage laboratory, original
			factory office, kitchen, rubber refining
			workshop, 2 big tire forming workshops, big
			tire vulcanization
			workshop

11	131200	19,939.7	Semi-steel warehouse	Granted	2038.06.07

Schedule 1
Part 2
Buildings with Building Ownership Certificates
(confirmed by Chengshan and only refer to tire business)

		Underlying Land Use
	Building Ownership	Right Certificate	Construction Area
No.	Certificate No.	No.	(M 2)	Use	Used Term (Yrs)
1	200500856	13529	3402	Banburying workshop	12
		13529	658	Carbon black warehouse	29
		13529	662	Switch board room	6
		13529	1564	Original laboratory
2	200500857	13417, 13422, 13421	59069.22	All-steel radial tire	6
3	200500858	13407	3588.3	Cafeteria	5
4	200500859	13421	41062.12	Rubber refining workshop (phase II)	1
5	200500862	13529	21000	Semi-steel radial tire workshop	10
6	200500863	13529	5424	Small tire forming workshop	7
7	200500864	13529	1766.25	Dynamic workshop
		13529	186.75	Weighing room
		13529	96	De-oxygen station
		13529	2942.24	Boiler room
		13529	2200.75	Original mechanic workshop	14
8	2005000865	13529	721.06	Warehouse	5
9	2005000866	13529	307.52	De-bagging room	14
10	2005000867	13529	264.1	Fluidized bed furnace
11	2005000868	13529	485	Carbon black warehouse	9
12	2005000869	13529	5415	Semi-steel vulcanization	10
		13529	3935.1	Five store rooms	10
13	2005000870	13415	2757.83	Mechanic workshop	9
14	2005000871	13529	1470	Cogeneration	10

		Underlying Land Use
	Building Ownership	Right Certificate	Construction Area
No.	Certificate No.	No.	(M 2)	Use	Used Term (Yrs)
15	2005000872	13529	4406	Engineering tire workshop	8
16	2005000873	13416	5318.15	Tube workshop	12
17	2005000877	13421	1178	Water pump room (phase II)	8
18	2005000879	13421	1178	Air-compressor station (phase II)	2
19	2005000880	13529	1227	Original garage
		13529	744	Mileage laboratory	5
		13529	431.2	Original factory office	5
		13529	452.4	Kitchen	6
20	2005000881	13421	771.75	Battery car garage	3
		13421	87.2	Security guard room (Phase II)	1
21	2005000882	13421	2435.56	Carbon black warehouse (phase II)	1
22	2005000883	13529	6300	Rubber refining workshop	14
23	2005000885	13421	1329.82	Sub-station (phase II)	8
24	2005000896	13529	6360	Big tire vulcanization workshop	11
		13529	6360	Big tire forming workshop	12
		13529	3903.88	Small tire vulcanization	12
25				Wei Hai Jia Cheng building
	In Total		201460.20

Schedule 1
Part 3
Buildings without Building Ownership Certificates
(confirmed by Chengshan and only refer to tire business)

	Underlying Land Use
	Right Certificate	Construction Area
No.	No.	(M 2)	Use	Used Term (Yrs)
1	13421	5,400	Raw rubber warehouse A	2
2	13421	2,750	Raw rubber warehouse B	2
3	13421	1,003	Comprehensive house	2
4	13421	363	Carbon black warehouse	2
5	13407	480	East gate	2
6	13421	45	Security guard West room	2
7	13529	628	Parking lot	2
8	13421	430	Connection corridor	2
9	13421	1,667	Carbon black distribution room	2
10	13529	1,944	Rubber filter garage	4
11	13529	648	Nitrogen charging room	2
12	13408	28,830	Rubber refining workshop	3
13	13421	38,000	1,000,000 unit all-steel	3
14	13416	9,000	Tube east shed	8
15	131200	5,400	Tube south shed	8
16	131200	5,933	Tube east shed	8
17	13421	34.67	Weighing room (phase II)
18	13529	313.5	De-oxygen station, No. 6 workshop West
19	13529	1,812	Steel cord warehouse
20	13529	620.4	Dynamic workshop de-oxygen station
		11475.59	300,000 unit bias
	In Total	106,838.99

Schedule 2
Part 1
EQUITY TRANSFER/Pledge RULES
1.	General Principles. Each of CST, SPV Barbados and SPV BVI undertakes that, except as permitted in this Schedule 2 or as otherwise agreed by the Parties, it shall not sell, transfer, assign or otherwise dispose of the legal or beneficial ownership of, or create any mortgage, charge, pledge, or other encumbrance over or security interest in, either the entire or any part of its equity interest in the JVs or its rights and obligations under the JV Contracts or otherwise in relation to the JVs whatsoever without the prior written consent of the other parties to the JV Contracts and subject to compliance with relevant PRC law.
2.	Procedure for Transfers.
(1)	In the event that a Party (the “Transferring Party”) desires to transfer or otherwise dispose of all or any portion of its Percentage Interest in either of the JVs (the “Interest”) (other than pursuant to the provisions of paragraph 2(3) below), it shall first notify the other Parties (the “Non-Transferring Parties”) in writing of (i) its intent to transfer or otherwise dispose of its Interest, (ii) the proposed percentage of the Interest to be transferred or disposed, (iii) the price and principal terms and conditions of the proposed transfer or disposal, and (iv) the identity of the proposed third party transferee (the “Notice”). The Non-Transferring Parties will have thirty (30) days from the receipt of the Notice to notify the Transferring Party whether they desire to purchase the Interest and, if so, the sale of Interest shall be completed in accordance with the terms and conditions set forth in the Notice within the longer of the period of ninety (90) days after receipt of the Notice or fifteen (15) days after such sale of Interest is duly approved by the Examination and Approval Authority and registered with the Registration Authority. If no response or a negative response is given by the Non-Transferring Parties in respect of a proposed transfer within the thirty (30) day period, the Non-Transferring Parties shall be deemed to have consented to the proposed transfer or disposal of the Interest between the Transferring Party and the proposed transferee identified in the Notice excluding any third party capable of competing against the Joint Venture. It shall be a condition of the transfer that such transferee shall agree to become party to and to be bound by the terms of the JV Contracts and thereafter any reference to a Party herein shall be deemed to include a reference to such transferee as if named herein as a Party. If both of the Non-Transferring Parties exercise their pre-emptive rights, each shall have the right to purchase a fraction of the Interest of the Transferring Party equal to its Percentage Interest divided by the sum of the Percentage Interests of both Non-Transferring Parties.
(2)	In circumstances of a transfer of Interest under paragraph 2(1), the Non-Transferring Parties shall be deemed to consent to, and shall cause all of the Directors nominated by it to vote in favor of, any such transfer carried out in accordance with the procedures stipulated herein.
(3)	Notwithstanding any other provisions in the JV Contracts or this Schedule, if a Party wishes to transfer all or any part of its portion of its Percentage Interest to an Affiliate, such Party shall notify the other Parties in writing, and shall provide documentary evidence of the relationship between the Party proposing the transfer and the relevant Affiliate. The other Parties shall immediately agree such transfer, waive its preemptive rights, and cause all Directors nominated by them to vote in favor of such transfer, and such transfer shall thereafter be duly presented to the Examination and Approval Authority for approval.

(4)	No transfer of any part of a Party’s Interest shall become effective until the transferee (whether an Affiliate or a third party) has delivered to the Non-transferring Parties a valid and effective undertaking to perform the obligations of the Transferring Party under the JV Contracts and be bound by its terms as if the transferee had been an original Party to the JV Contracts.
(5)	Any sale, transfer, assignment, or disposal pursuant to this Schedule shall be submitted to the Examination and Approval Authority for examination and approval. Upon receipt of the approval document from the Examination and Approval Authority the JV(s) shall register the change in ownership with the Registration Authority.
3. Pledge of Interest
CST or its permitted successor may pledge not more than 70% of its Percentage Interest (the “Pledged Interest”) to any of the Qualified Lenders set forth in the Part 2 herein for its own financing purposes with the prior written consent of SPV Barbados, subject to the following conditions that:
any Qualified Lenders, at the time of execution of such financing agreements or other instruments in the similar effect, shall grant SPV Barbados in writing a first right of refusal to repay the borrowings of CST or its permitted successor and acquire the Pledged Interest pursuant to the applicable PRC laws and regulations in the event that such Qualified Lender forecloses at the default of CST or its permitted successor.

Schedule 2
Part 2
Qualified Lenders as selected by SPV BArbados
(a)	licensed PRC national commercial banks (and their permitted branches or subsidiaries), such as, Bank of China, China Construction Bank, Industrial and Commercial Bank of China, Agricultural Bank of China;
(b)	reputable international banks (and their permitted branches or subsidiaries) licensed to carry out financial business and service in China;
(c)	licensed PRC national policy banks (and their permitted branches or subsidiaries), such as, Export and Import Bank of China, National Development Bank, Agricultural Development Bank of China; and
(d)	PRC joint-stock commercial banks (and their permitted branches or subsidiaries) licensed to carry out nationwide financial business and service in China, such as, for example, Bank of Communications, Minsheng Bank, China Merchants Bank, etc.

Schedule 3
POLICIES FOR SALE OF COOPER BRANDED PRODUCTS
The method to compute the transferring price
(a)	The formula will be reviewed and adjusted every six (6) months on the basis of the actual performance of the JVs during such six (6) months trailing period (January — June calculated in July, July — December calculated in January). Pricing adjustments may or may not be made depending on the amount of the change.
(b)	For calculation purposes, products will be grouped into semi-steel PCT & RLT, all-steel TBR, bias, engineering (OTR) and related products produced by the JVs. The formula will be calculated for the said tire category only.
(c)	Begin with the Joint Venture’s GP Margin % (GPM_CS) for tires with Chengshan’s brands. GP Margin is calculated as Net Sales less manufactured cost (which include materials, factory labor, factory overhead and depreciation on factory buildings and equipment).
(d)	Deduct expense items (expressed as a percent of sales) not borne by tires with Cooper’s brands. This is the GP Margin % for Cooper branded products.
(e)	The selling price for Cooper branded products = the Manufactured Cost divided by (1 - GPM_CTB).
An example for half-steel tires

Chengshan
Price	149.00
Cost	125.00

GPM_CS	24.00	16.1%

Selling Exp.	7.40	5.0%
Inventory Provision	1.50	1.0%
Advertising	1.50	1.0%
Bad debts	1.50	1.0%

Amortization of Intangible Assets	0.15	0.1%

GPM_CTB	11.95	8.0%

Cooper
Price	135.90
Cost	125.00

GPM_CTB	10.90	8.0%

Explanation for this example
(a)	The GPM_CS shall be the average margin for same product group in the trailing 6 months

(b)	Deducted items:
(1)	Selling expense: both parties need to work together on specific items that included here and will included, but not be limited to the following items:
•	Customer Freight

•	Salesmen and Marketing Employee salaries, fringes, social costs and business trips

•	Distribution & Logistics costs

•	Product Advertising and promotions

•	Export Expenses
(2)	Finish goods inventory

(3)	Advertising: advertising to promote CST’s brands not the JVs

(4)	Bad debts

(5)	Amortization of intangible assets: Mainly includes land use right for land used for producing non-radial tires
(c)	Where possible, the excluded costs shall be identified by product type. Otherwise, the excluded item will be total Joint Venture costs for the item expressed as a percent of total sales.
(d)	The unit cost for tires with Cooper’s brands shall be determined by the actual cost if different from those with CST’s brands

(e)	The transfer price of Cooper brand shall be:
      Transferring Price = Cost for Cooper brand / (1 - GPM_CTB)
Margin Premium
(a)	In years 5 and 6, a 1% premium will be added to the Cooper Margin (GPM_CTB) in calculating the selling price. In the above example, the selling price would be calculated as: 125/(1 - (8.0% + 1%)) = 137.36
(b)	In year 7 and beyond a 2% margin premium will be added to the GPM_CTB resulting in a calculated price of:
      Cost for Cooper brand / (1 - (GPM_CTB+2%))
                                                       =125/ (1-10.0%)
                                                                      =138.89